October 8, 1997



Securities and Exchange Commission
Operations Center
6432 General Green Way
Alexandria, VA  22312-2413

Gentlemen:

We are transmitting herewith Indiana Energy, Inc.'s
Current Report on Form 8-K.

Very truly yours,



/s/ Douglas S. Schmidt
Douglas S. Schmidt



          SECURITIES AND EXCHANGE COMMISSION

               Washington, D. C.  20549





                       FORM 8-K


                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   October 8, 1997


                    INDIANA ENERGY, INC.
 (Exact name of registrant as specified in its charter)


            INDIANA                1-9091              35-1654378
(State or other jurisdiction   (Commission File No.)  (IRS Employer
 of incorporation)                                    Identification Number)



1630 North Meridian Street, Indianapolis, Indiana   46202
       (Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code: (317) 926-3351



Item 5.    Other Events

      Initiation Of Appeal Of The ProLiance Energy, LLC
      Ruling

      As reported on Form 8-K filed by Indiana Energy,
      Inc. (Energy) and Indiana Gas Company, Inc.
      (Indiana Gas) with the Securities and Exchange
      Commission, on September 12, 1997, the Indiana
      Utility Regulatory Commission (IURC) issued its decision in the complaint proceeding brought by a small group of large volume customers (Petitioners) of Indiana Gas and Citizens Gas & Coke Utility
      (Citizens) relating to the gas supply and portfolio administration agreements between ProLiance Energy,
      LLC (ProLiance) and Indiana Gas and ProLiance and
      Citizens. The IURC concluded that these agreements are consistent with the public interest. The management of Energy believes that the decision is supportive of the utilities' relationship with ProLiance in all material respects. ProLiance is an Indianapolis, Indiana based marketer of energy and related services and was formed in March of 1996 by affiliates of Energy and Citizens.

      The IURC's decision suggests that all material provisions of the agreements between ProLiance and the utilities are reasonable. In the decision the IURC acknowledged that the utilities' purchases of gas commodity from ProLiance at index prices, as compared to ProLiance's actual cost, is not unreasonable.
      The IURC also acknowledged that the amounts paid by ProLiance to the utilities for the prospect of using pipeline entitlements if and when they are not required to serve the utilities' firm customers, and the fees paid by the utilities to ProLiance for portfolio administration services are not unreasonable. Nevertheless, with respect to each of these matters, the IURC concluded that additional findings in the gas cost adjustment process would be appropriate and directed that these matters be considered further in the pending, consolidated gas cost adjustment proceeding involving Indiana Gas and Citizens.
      The IURC has not yet established a schedule for conducting these additional proceedings.

      On October 6, 1997, counsel for Indiana Gas was served with certain filings made with the Indiana
      Court of Appeals (Court) by the Petitioners and the Indiana Office of Utility Consumer Counselor
      (OUCC).  The effect of these filings is to
      initiate an appeal of the IURC's decision by the Petitioners and the OUCC.

      Pursuant to the procedure governing appeals of IURC decisions, at this time neither the Petitioners nor the OUCC have indicated on what basis they will attempt to challenge the IURC's decision. The schedule for the appeal proposed by the Petitioners and the OUCC indicates that the earliest they will likely disclose such a basis would be on January 12, 1998, when they would be obligated to file the IURC's record of proceedings with the Court.

      As a result of the IURC's decision and
      notwithstanding the initiation of the appeal, Energy has determined that a substantial portion of the reserve it had previously recorded for earnings associated with ProLiance's gas supply and gas marketing business would be adjusted downward. This has had the effect of increasing
      Energy's 1997 net income by approximately $3 million.

      Although Indiana Gas' management believes that based upon applicable Indiana law and the IURC's record of proceedings in the ProLiance case the IURC's decision should be upheld by the Court, there can be no assurance as to that outcome.

                      SIGNATURES

   Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INDIANA ENERGY, INC.
                                    Registrant




Dated October 8, 1997    /s/Niel C. Ellerbrook
                         Niel C. Ellerbrook
                         President and Chief Operating Officer



Dated October 8, 1997    /s/Jerome A. Benkert
                         Jerome A. Benkert
                         Vice President and Controller